EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
Dated as of July 30, 2008
between
Zones Acquisition Corp.
and
Zones, Inc.

i

Annex I         Index of Defined Terms

ANNEX I

TO THE MERGER AGREEMENT

INDEX OF DEFINED TERMS

Page
1993 Plan	7
1999 Plan	7
2003 Plan	7
Acceptable Confidentiality Agreement	20
Affiliate	38
Agreement	1
Articles of Merger	2
Benefit Plans	38
Book Entry Shares	3
Business Day	39
Cancelled Shares	3
Capitalization Date	9
Certificate	3
Change in Recommendation	23
Closing	1
Closing Date	1
Code	6
Company	1
Company Articles	8
Company Board Recommendation	11
Company Bylaws	8
Company Common Stock	1
Company Disclosure Schedule	8
Company Information	14
Company Preferred Stock	9
Company SEC Documents	12
Company Shareholder Approvals	33
Company Stock Option	7
Company Stock Plans	7
Company Stock-Based Awards	10
Company Termination Fee	30
Contract	11
Converted Shares	3
Dissenting Share	6
Dissenting Shareholder	6
Effective Time	2
ESPP	9
Exchange Act	11
Exchange Fund	4

Excluded Party	22
Expenses	31
Filed Company SEC Documents	7
Financing	15
Financing Agreements	32
Financing Commitments	15
GAAP	12
Governmental Entity	11
Key Persons	19
Knowledge	39
Law	11
Liens	8
Material Adverse Change	39
Material Adverse Effect	39
Merger	1
Merger Consideration	1
New Financing Commitments	32
No-Shop Period Start Time	20
Notice Period	24
Order	11
Outside Date	35
Paying Agent	4
Person	39
Proxy Statement	11
Remaining Shares	3
Representative	39
Schedule 13E-3	11
SEC	11
Securities Act	12
Shareholder Approval	13
Shareholders’ Meeting	25
Solvent	17
SOX	12
Special Shareholder Approval	33
subsidiary	39
Superior Proposal	21
Surviving Corporation	1
Takeover Proposal	20
tax	39
taxing authority	40
WBCA	1
Zac	1
Zac Information	16
Zac Material Adverse Change	40
Zac Material Adverse Effect	40
Zac Termination Fee	31

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 30, 2008, between Zones Acquisition Corp., a Washington corporation (“Zac”), and Zones, Inc., a Washington corporation (the “Company”).

W I T N E S S E T H:

WHEREAS the Board of Directors of each of the Company and Zac has approved and declared advisable this Agreement and the merger of Zac with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, without par value, of the Company (“Company Common Stock”), other than any Cancelled Shares, Remaining Shares or Dissenting Shares, will be converted into the right to receive $8.65 in cash, without interest (the “Merger Consideration”); and

WHEREAS Zac and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto (intending to be legally bound) hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Washington Business Corporation Act (the “WBCA”), Zac shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Zac shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Zac and the Company in accordance with the WBCA.

Section 1.02           Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of K&L Gates, 925 Fourth Avenue, Suite 2900, Seattle, Washington, unless another time, date or place is agreed to in writing by Zac and the Company; provided, however, that if all the conditions set forth in Article VI shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Zac and the Company. The date on which the Closing occurs is referred to as the “Closing Date”.

Section 1.03           Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Washington Articles of Merger (the “Articles of Merger”) in accordance with the relevant provisions of the WBCA and, as soon as practicable on or after the Closing Date, shall make or cause to be made all other filings or recordings required under the WBCA.  The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Washington, or at such later time as Zac and the Company shall agree in writing and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04           Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the WBCA.

Section 1.05           Articles of Incorporation and Bylaws.  The articles of incorporation of the Company shall be amended as a result of the Merger so as to read in its entirety as the articles of incorporation of Zac as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Zones, Inc. and the provision in the articles of incorporation of Zac naming its incorporator shall be omitted, and, as so amended, shall be the Surviving Corporation’s articles of incorporation until thereafter changed or amended as provided therein or by applicable Law.  The bylaws of the Company, as in effect as of immediately prior to the Effective Time, shall be amended and restated so as to read in their entirety as the bylaws of Zac as in effect immediately prior to the Effective Time (except the references to Zac’s name shall be replaced by references to Zones, Inc.) and, as so amended and restated, shall be the Surviving Corporation’s bylaws until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06           Directors and Officers of Zac.  The directors of Zac immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07           Reservation of Right to Revise Transaction.  If each of Zac and the Company agree in writing, they may change the method of effecting the business combination between the Company and Zac, and each party shall cooperate in such efforts, including to provide for a different form of Merger; provided, however, that no such change shall (a) alter or change the amount and kind of consideration to be received by holders of Company Common Stock, (b) adversely affect the proposed accounting or tax treatment of the Merger to the Company, Zac or their respective shareholders and (c) materially delay receipt of any approval referred to in this Agreement or the consummation of the Merger.

Section 1.08           Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either  Zac or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of Zac and the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Zac or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Zac or the Company and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01          Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Zac or the holder of any shares of Company Common Stock or any shares of capital stock of Zac:

(a)           Capital Stock of Zac.  Each share of common stock, without par value, of Zac issued and outstanding immediately prior to the Effective Time shall be cancelled.

(b)           Cancellation of Certain Stock.  Each share of Company Common Stock that is (i) owned, directly or indirectly, by Zac (but not including any Remaining Shares) immediately prior to the Effective Time, if any, or (ii) that has been reacquired by the Company and is held as authorized but unissued Company Common Stock immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Company Common Stock.  Subject to Section 2.02(j), each share of Company Common Stock (including any share subject to a restricted stock award or similar agreement regardless of whether any such share was vested or not vested pursuant to such award or agreement) issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock held by the shareholders set forth on Schedule 2.01(c) (the “Remaining Shares”) and (ii) any Cancelled Shares) shall be converted into the right to receive the Merger Consideration on the terms set forth in this Agreement (the “Converted Shares”).  As of the Effective Time, subject to Section 2.02(j), all of the Converted Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Converted Shares (each, a “Certificate”) and each holder of book-entry shares that immediately prior to the Effective Time represented shares of Company Common Stock (“Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate or Book Entry Shares and other required documentation in accordance with Section 2.02(b).  As of the Effective Time, all of the Remaining Shares shall remain outstanding, and each certificate which immediately prior to the Effective Time represented any such Remaining Shares shall continue to represent the same number of shares of Surviving Corporation and the holder thereof shall have all rights with respect thereto as set forth in the Company Articles.

Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, (i) the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (ii) the Company declares or pays any cash dividend or (iii) the Company declares or pays any non-cash dividends or distributions, then in any such case the Merger Consideration shall be appropriately adjusted to reflect such action; provided, that nothing in this Section 2.01(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.  The right of any holder of a Certificate or Book Entry Shares to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

Section 2.02          Exchange of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Zac shall appoint a bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and shall use its reasonable best efforts to enter into a paying agent agreement with the Paying Agent.  At the Effective Time, Zac shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of Certificates and Book Entry Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c).  All cash deposited with the Paying Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the “Exchange Fund”.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Zac shall cause the Paying Agent to mail to each holder of record of a Certificate or Book Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall be in customary form and have such other provisions as Zac may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration.  Each holder of record of one or more Certificates or Book Entry Shares shall, upon surrender to the Paying Agent of such Certificate or Certificates or Book Entry Shares, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.01(c), and the Certificates or Book Entry Shares so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.02(b) may be made to a Person other than the Person in whose name the Certificate or Book Entry Share so surrendered is registered if such Certificate or Book Entry Share shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents required to evidence and effect such transfer) and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book Entry Share.  Until surrendered as contemplated by this Section 2.02(b), each Certificate and Book Entry Share (other than Certificates or Book Entry Shares evidencing Dissenting Shares, Cancelled Shares and Remaining Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.  No interest shall be paid or will accrue on any payment to holders of Certificates or Book Entry Shares pursuant to the provisions of this Article II.

(c)           Distributions with Respect to Unexchanged Shares.  No payment of Merger Consideration shall be paid to any such holder, in each case, until the holder of such Certificate or Book Entry Share shall have surrendered such Certificate or Book Entry Share in accordance with this Article II.  Following the surrender of any Certificate or Book Entry Share, there shall be paid to the record holder of the Certificate or Book Entry Share representing whole shares of Company Common Stock issued in exchange therefor, without interest, at the time of such surrender, the Merger Consideration payable in respect therefor in accordance with this Article II.

(d)           No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender of Certificates (or affidavits in lieu thereof) or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book Entry Shares.  At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Converted Shares.  If, after the Effective Time, any Certificate or Book Entry Share is presented to the Surviving Corporation or Zac for transfer, it shall be canceled against delivery of the Merger Consideration as provided in this Article II.

(e)           Termination of the Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book Entry Shares for twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates or Book Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration in accordance with this Article II.

(f)            No Liability.  None of Zac, the Company, the Surviving Corporation or the Paying Agent or any of their respective Affiliates shall be liable to any Person in respect of any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book Entry Share shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)           Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund as directed by Zac prior to the Effective Time and by the Surviving Corporation after the Effective Time.  Any interest and other income resulting from such investments shall be payable to Zac prior to the Effective Time and to the Surviving Corporation after the Effective Time.  If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, the Surviving Corporation shall promptly deposit cash or cause to be deposited into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.  The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

(h)           Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Zac or the Paying Agent, the entering into of an indemnity or the posting of a bond as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Article II.

(i)            Withholding Rights.  The Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates or Book Entry Shares such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates or Book Entry Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

(j)            Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Person (a “Dissenting Shareholder”) who has not voted in favor of this Agreement and has properly perfected dissenter’s rights in accordance with the provisions of Chapter 23B.13 of the WBCA (each, a “Dissenting Share”), if any, shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder to the extent permitted by, and in accordance with the provisions and pursuant to the procedures of, Chapter 23B.13 of the WBCA; provided, however, that (i) if any Dissenting Shareholder, under the circumstances permitted by and in accordance with the WBCA, affirmatively withdraws such holder’s demand for appraisal of such Dissenting Shares, (ii) if any Dissenting Shareholder fails to establish such holder’s entitlement to dissenter’s rights as provided in the WBCA or (iii) if any Dissenting Shareholder takes or fails to take any action the consequence of which is that such holder is not entitled to payment under Chapter 23B.13 of the WBCA for such holder’s shares, such holder shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive the Merger Consideration (without interest) payable in respect of such shares of Company Common Stock.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights set forth in Chapter 23B.13 of the WBCA and as provided in the previous sentence.  The Company shall give Zac prompt notice of any written notice received by the Company for dissenter’s rights with respect to Company Common Stock, and Zac shall have the right to participate in (and the Company shall provide Zac the opportunity to participate in) all negotiations and proceedings with respect to such demands.  The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Zac.

Section 2.03           Stock Options.

(a)           Except as otherwise agreed by Zac and the holder thereof, each Company Stock Option that is outstanding immediately prior to the Effective Time (whether or not such Company Stock Option is then exercisable) shall at the Effective Time remain outstanding and be unchanged.

(b)           Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights.  Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall take appropriate action to cause any unvested Company Stock Options to become vested prior to the Effective Time and shall adopt such resolutions as may be required to effectuate the provisions of Section 2.03(a).

(c)           For purposes of this Agreement: (i) “Company Stock Option” means any option or right to purchase Company Common Stock under any Company Stock Plan; and (ii) “Company Stock Plans” means the Company’s Amended and Restated 1993 Stock Incentive Plan (the “1993 Plan”), the Company’s Amended and Restated 1999 Director Stock Option Plan (the “1999 Plan”), and the Company’s 2003 Equity Incentive Plan (the “2003 Plan”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01           Representations and Warranties of the Company.  Except (i) as disclosed in, and reasonably apparent from, the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) and only as and to the extent disclosed therein (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature) (provided that, in no event shall any disclosure in any Filed Company SEC Documents qualify or limit the representations and warranties of the Company set forth in Section 3.01(c) or (d)), or (ii) as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, provided that the listing of an item on one Schedule shall be deemed to be a listing on each other Schedule and to apply to any other representation and warranty of the Company in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other Schedule, representation or warranty) delivered by the Company to Zac prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Zac as follows:

(a)           Organization, Standing and Corporate Power.  The Company and each of its subsidiaries is duly organized and is validly existing under the Laws of the jurisdiction of its incorporation or formation, as the case may be.  The Company and each of its subsidiaries has all requisite corporate, partnership or similar power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such power, authority, licenses, permits, authorizations and approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each other jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such other jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.  The Company has made available to Zac, prior to the execution of this Agreement, true, complete and accurate copies of the Company’s articles of incorporation (the “Company Articles”) and bylaws (the “Company Bylaws”), and the comparable organizational documents of each of its subsidiaries, in each case as amended to, and in effect on, the date of this Agreement.

(b)           Subsidiaries.  Section 3.01(b) of the Company Disclosure Schedule lists, as of the date of this Agreement, each direct and indirect subsidiary of the Company (including its jurisdiction of incorporation or formation).  Except as set forth on Section 3.01(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other equity interests in, each subsidiary of the Company, is directly or indirectly owned by the Company.  All the issued and outstanding shares of capital stock of, or other equity interests in, each such subsidiary of the Company have been duly authorized, validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Liens imposed by or arising under applicable Law or which are not material, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.  Except as set forth in Section 3.01(b) of the Company Disclosure Schedule and except for the capital stock of, or voting securities or equity interests in, its subsidiaries, the Company does not own, directly or indirectly, as of the date of this Agreement, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity, or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor.  There are no bonds, debentures, notes or other indebtedness of the Company’s subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters upon which subsidiary equityholders may vote.  Except as set forth on Section 3.01(b) of the Company Disclosure Schedule and capital stock held by the Company or a wholly-owned subsidiary of the Company, there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities or equity interests of any subsidiary of the Company, (ii) any securities of any subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of such subsidiary, (iii) any warrants, calls, options or other rights to acquire, and no obligation to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any subsidiary of the Company and (iv) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  Neither the Company nor any of its subsidiaries is a party to any voting Contract with respect to the voting of any such securities.  There are no outstanding obligations to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(c)           Capital Structure.  The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, without par value (“Company Preferred Stock”).  At the close of business on June 30, 2008 (the “Capitalization Date”), (i) 13,226,553 shares of Company Common Stock were issued and outstanding, (ii) options to purchase 945,880 shares of Company Common Stock were outstanding under the 1993 Plan, such options having a weighted average exercise price of $3.15, (iii) options to purchase 60,000 shares of Company Common Stock were outstanding under the 1999 Plan, such options having a weighted average exercise price of $5.73, (iv) options to purchase 1,396,452 shares of Company Common Stock under the 2003 Plan were outstanding, such options having a weighted average exercise price of $2.53, (v) no shares of Company Preferred Stock were issued or outstanding, (vi) no shares of Company Common Stock were held by the Company as treasury stock and (vii) no shares of Company Common Stock were owned by any subsidiary of the Company.  At the close of business on the Capitalization Date, no shares of Company Common Stock were reserved for issuance for future grants under the 1993 Plan, 165,000 shares of Company Common Stock were reserved for issuance for future grants under the 1999 Plan, 529,382 shares of Company Common Stock were reserved for issuance under the 2003 Plan, and 342,633 shares of Company Common Stock were reserved for issuance under the Company’s 1996 Employee Stock Purchase Plan (the “ESPP”), which was amended on June 30, 2003 to suspend the purchase of Company Common Stock under the ESPP until such time as the Board takes further action to amend the ESPP to begin a new payment period thereunder.

Except as set forth above in this Section 3.01(c), at the close of business on the Capitalization Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding.  There are no outstanding stock appreciation rights, “phantom” stock rights, restricted stock units, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”).  All Company Stock Options are evidenced by stock option agreements or other award agreements.  All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.  Except as set forth above in this Section 3.01(c) and for issuances of shares of Company Common Stock pursuant to the Company Stock Options set forth above in this Section 3.01(c), (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company, (2) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (3) any warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, and no obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (4) any Company Stock-Based Awards and (B) there are not any outstanding obligations to repurchase, redeem or otherwise acquire any such shares of capital stock, equity interests or other securities or to register, issue, deliver or sell, or cause to be issued, delivered or sold, any such shares of capital stock, equity interests or other securities.  Neither the Company nor any of its subsidiaries is a party to any voting Contract with respect to the voting of any such securities.  Section 3.01(c) of the Company Disclosure Schedule lists, as of the date of this Agreement, each outstanding Company Stock Option and the exercise price thereof.

(d)           Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Shareholder Approval and the governmental filings and other matters referred to in the last sentence of this Section 3.01(d), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, to the obtaining of the Company Shareholder Approvals.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Zac, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.  The Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring and recommending to its shareholders that it is advisable and in the best interests of the Company and the shareholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, and (iii) recommending that the shareholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (the “Company Board Recommendation”).  Except as set forth in Section 3.01(d) of the Company Disclosure Schedules, the execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its subsidiaries under, (A) subject to the obtaining of the Shareholder Approval, the Company Articles or the Company Bylaws or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by the Company or any of its subsidiaries to be legally binding, (each, including all amendments thereto, a “Contract”), to which the Company or any of its subsidiaries is a party or any of their respective properties or other assets is subject or (C) subject to the obtaining of the Shareholder Approval and the governmental filings and other matters referred to in the following sentence, any (1) federal, state, local, provincial or foreign statute, law, ordinance, rule or regulation (each, a “Law”) applicable to the Company or any of its subsidiaries or their respective properties or other assets or (2) order, writ, injunction, decree, judgment or stipulation (each, an “Order”) applicable to the Company or any of its subsidiaries or their respective properties or other assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”) is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the adoption by the shareholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and a transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”), and (B) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (iii) any filings with and approvals of the Nasdaq Global Market and (iv) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made, individually or in the aggregate, would not (A) reasonably be expected to have a Material Adverse Effect or (B) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

(e)           Company SEC Documents.

(i)           The Company has filed with or furnished to the SEC, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company since January 1, 2005 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  As of their respective filing dates, or, if revised, amended, supplemented or superseded by a later-filed Company SEC Document filed prior to the date of this Agreement, as of the date of filing of the last such revision, amendment, supplement or superseding filing, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company SEC Documents (as revised, amended, supplemented or superseded by a later-filed Company SEC Document) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Company SEC Documents.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except as otherwise noted therein and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations reflected or reserved against on the balance sheet of the Company and its subsidiaries as of December 31, 2007 included in the Filed Company SEC Documents (including the notes thereto), (ii) liabilities or obligations incurred after December 31, 2007 in the ordinary course of business or (iii) liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  None of the subsidiaries of the Company are, or have at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii)           Except as set forth in Section 3.01(e)(ii) of the Company Disclosure Schedule, (A) as of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents and (B) to the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(f)           Voting Requirements.  Subject to the accuracy of the representations and warranties of Zac in Section 3.02(g), and except for the Special Shareholder Approval (as defined in Section 6.01(a) below) provided under Section 6.01(a) hereof, the only votes of holders of securities of the Company which are required to approve this Agreement and the Merger are the affirmative vote of holders of at least a majority of the outstanding shares of Company Common Stock at the Shareholders’ Meeting or any adjournment or postponement thereof to approve this Agreement (the “Shareholder Approval”).

(g)           State Takeover Laws.  The independent members of the Board of Directors of the Company has unanimously approved this Agreement, the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Chapter 23.B.19 of the WBCA to the extent, if any, the restrictions contained therein would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.  To the Knowledge of the Company, no other state takeover Law or similar Law applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.  The Company does not have any shareholder rights plan in effect.

(h)           Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person (other than Cascadia Capital and the fees of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. for its opinion in Section 3.01(i) below), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has delivered to Zac true, complete and accurate copies of all written agreements entered into on or prior to the date of this Agreement under which any such fees or expenses are payable and all indemnification and contribution related to the engagement of the Persons to whom such fees are payable.

(i)           Opinion of Financial Advisors.  The Company has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., on July 30, 2008, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock other than Firoz Lalji and his Affiliates.

(j)           Schedule 13E-3/Proxy Statement; Other Information. None of the information provided by the Company for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Company Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 other than with respect to the Company Information as set forth in this paragraph.

Section 3.02           Representations and Warranties of Zac.  Zac represents and warrants to the Company as follows:

(a)           Organization, Standing and Corporate Power.  Zac is a corporation duly organized and validly existing under the laws of the State of Washington.  Zac has made available to the Company true, complete and accurate copies of its organizational documents.  Zac has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power, authority or to be so qualified, licensed or in good standing, would not, individually or in the aggregate, reasonably be expected to have a Zac Material Adverse Effect.  Zac has no subsidiaries.

(b)           Authority; Noncontravention.  Zac has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by Zac and the consummation by Zac of the transactions contemplated by this Agreement have been duly authorized by all necessary entity action on the part of Zac and no other proceedings on the part of Zac are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Zac and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Zac, enforceable against Zac, in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.  The execution, delivery and performance of this Agreement by Zac do not, and the consummation by Zac of the Merger and the other transactions contemplated by this Agreement and compliance by Zac with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Zac under (i) the respective organizational and governing documents of Zac, (ii) any Contract to which Zac is a party or any of its respective properties or other assets is subject (including any credit facilities or agreements and any other indebtedness arrangements) or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws and Orders applicable to Zac or its respective properties or other assets, other than, in the case of the immediately preceding clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, consents, rights of termination, cancellation, modification or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Zac Material Adverse Effect.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration, notice to or filing with, any Governmental Entity is required by or with respect to Zac in connection with the execution and delivery of this Agreement by Zac or the consummation by Zac of the Merger or the other transactions contemplated by this Agreement, except for (1) the filing of the Articles of Merger with the Secretary of State of the State of Washington and appropriate documents with the relevant authorities of the other states in which Zac is qualified to do business, and (2) such other consents, approvals, orders, authorizations, actions, registrations, declarations, notices and filings the failure of which to be obtained or made would not individually or in the aggregate, reasonably be expected to have a Zac Material Adverse Effect.

(c)           Capital Structure.  The authorized capital stock of Zac consists of 1,000 shares of common stock, without par value.  Firoz Lalji beneficially owns each issued and outstanding share of capital stock of Zac.

(d)           Financing.  Zac has delivered to the Company a true and complete copy, as of the date of this Agreement, of executed commitment letters to provide equity and debt financing to Zac in an aggregate amount set forth therein, subject to the terms and conditions thereof (the “Financing Commitments”), the proceeds of which shall be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Financing”).  As of the date of this Agreement, each of the Financing Commitments, in the form delivered to the Company, (i) has not been amended or modified, withdrawn or rescinded in any respect, and (ii) is in full force and effect and is a legal, valid and binding obligation of Zac and, to the Knowledge of Zac, the other parties thereto.  The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Zac.  As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Section 3.01, Zac has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitments.  Zac has fully paid any and all commitment fees that have been incurred and are due and payable in connection with the Financing Commitments prior to the date of this Agreement.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.01(c), the proceeds from the Financing, when funded in accordance with the Financing Commitments and together with available funds at the Company, are sufficient for the satisfaction of all of Zac’s obligations under this Agreement, including the payment of the Merger Consideration and the consideration in respect of the Company Stock Options and to pay all related fees and expenses.  Notwithstanding anything in this Agreement to the contrary, the Financing Commitments may be superseded at the option of Zac after the date of this Agreement but prior to the Effective Time by the New Financing Commitments in accordance with Section 5.07.  In such event, the term “Financing Commitments” as used in this Agreement shall be deemed to include the New Financing Commitments to the extent then in effect.

(e)           Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Zac.

(f)           Schedule 13E-3/Proxy Statement; Other Information. None of the information provided by Zac with respect to itself for inclusion in the Schedule 13E-3 or the Proxy Statement (the “Zac Information”) will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Zac makes no representation or warranty with respect to any information that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3 other than with respect to the Zac Information as set forth in this paragraph.

(g)           Absence of Arrangements with Management.  As of the date of this Agreement, other than this Agreement there are no contracts, undertakings, commitments, agreements or obligations or understandings between Zac, any of its Affiliates or any shareholder set forth on Schedule 2.01(c) on the one hand, and any member of the Company’s management or the Board of Directors (other than Firoz Lalji), on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

(h)           Access to Information and Investigation by Zac. Zac and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with officers and other Representatives of the Company for the purpose of investigating and obtaining information regarding the Company’s business, operations and legal affairs.  Zac has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, and prospects of the Company and the Company subsidiaries, which investigation, review and analysis was done by Zac and, to the extent Zac deemed appropriate, by Zac’s Representatives.  Without limiting the generality of the foregoing, none of the Company or its subsidiaries nor any of their respective Representatives or any other person has made a representation or warranty to Zac with respect to (i) any projections, estimates or budgets for the Company or its subsidiaries, (ii) any material, documents or information relating to the Company or its subsidiaries made available to Zac or (iii) in connection with any materials prepared for or in connection with the Zac’s arrangement of the Financing or the Financing Commitment, except as expressly and specifically covered by a representation or warranty set forth in Section 3.01.

(i)           Solvency. Assuming the satisfaction of the conditions to the obligation of Zac to consummate the Merger, or the waiver of such conditions, and the accuracy of the representations and warranties of the Company set forth in Section 3.01 hereof, then immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation will be Solvent. For purposes of this Section 3.02, the term “Solvent” with respect to the Surviving Corporation means that, as of any date of determination, (i) the amount of the fair saleable value of the assets of the Surviving Corporation and its subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all liabilities of the Surviving Corporation and its subsidiaries, taken as a whole, including contingent liabilities valued at the amount that is reasonably expected to become due, as of such date, as such quoted terms are generally determined in accordance with the applicable federal laws governing determinations of the solvency of debtors, and (B) the amount that will be required to pay the liabilities that are reasonably expected to become due of the Surviving Corporation and its subsidiaries, taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) the Surviving Corporation and its subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which it is engaged or proposed to be engaged by Zac following such date, and (iii) the Surviving Corporation and its subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS; NO SOLICITATION

Section 4.01           Conduct of Business by the Company.

(a)           During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as contemplated by this Agreement or as consented to in writing in advance by Zac (which consent shall not unreasonably be withheld or delayed), the Company shall, and shall cause each of its subsidiaries to, carry on its business in all material respects in the ordinary course and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, key employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as contemplated by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, without Zac’s prior written consent (which consent shall not unreasonably be withheld or delayed):

(i)           (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect subsidiary wholly owned by the Company to the Company or another directly or indirectly wholly owned subsidiary of the Company in the ordinary course of business consistent with past practice, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plans in effect as of the date of this Agreement or (2) required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement between the Company or any of its subsidiaries and any director or employee of the Company or any of its subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Zac);

(ii)           issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date of this Agreement (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or in connection with Company Stock Based Awards, in each case in accordance with their terms on the date of this Agreement; or (B) grants required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement between the Company or any of its subsidiaries and any director or employee of the Company or any of its subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Zac));

(iii)           amend or waive any material provision in the Company Articles or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s subsidiaries, except as may be required by applicable Law or the rules and regulations of the SEC or the Nasdaq Global Market, or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such;

(iv)           directly or indirectly acquire, (A) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any Person or division, business or equity interest of any Person or (B) any material asset or assets, except for capital expenditures, which shall be subject to the limitations of Section 4.01(a)(vi) below;

(v)            (A) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings under the Company’s existing loan facilities in the ordinary course of business), or (B) make any loans or advances to any other Person, except for loans, advances, capital contributions or investments between any subsidiary of the Company and the Company or another subsidiary of the Company in the ordinary course of business consistent with past practice;

(vi)           make any new capital expenditure exceeding $200,000 individually or $500,000 in the aggregate;

(vii)           except as required by Law or any final, nonappealable judgment by a court of competent jurisdiction, (A) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) where the uninsured amount to be paid is greater than $500,000, other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves), or (B) cancel any material indebtedness in excess of $200,000;

(viii)           except (x) as required to ensure that any Benefit Plan is not then out of compliance with applicable Law or (y) to comply with any Benefit Plan other Contract entered into prior to the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining Contract or Benefit Plan or (2) any other Contract, plan or policy involving the Company or any of its subsidiaries as applied to directors and executive officers of the Company (“Key Persons”), (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its subsidiaries other than Key Persons;

(ix)           adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly-owned subsidiaries); or

(x)           authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b)           Advice of Changes; Filings.  The Company and Zac shall promptly advise the other party in writing if (i) any representation, warranty, condition or agreement made by it contained in this Agreement becomes untrue or inaccurate in a manner that would result in the failure of any one more of the conditions set forth in Section 6.02(a) or 6.02(b) or Section 6.03(a) or 6.03(b) and (ii) the Company or Zac fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions precedent to the obligations of the parties under this Agreement.

(c)           Confidential Portions of Governmental Entity Filings.  The Company and Zac shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

Section 4.02           No Solicitation.

(a)           Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. Seattle, Washington time on September 3, 2008, subject to the extension to September 17, 2008 in the discretion of the independent members of the Board of Directors of the Company (the “No-Shop Period Start Time”), the Company and its subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit and encourage, whether publicly or otherwise, Takeover Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that (A) the Company shall promptly provide to Zac any material non-public information concerning the Company or its subsidiaries that is provided to any Person given such access which was not previously provided to Zac and (B) the Company shall not disclose (and shall not permit any of its Representatives to disclose) the terms of the Financing Commitments or the identities of any other potential financing sources for the transactions contemplated by this Agreement to any Person, except to the extent such terms are otherwise publicly available; and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

“Acceptable Confidentiality Agreement” means a confidentiality agreement substantially in the form approved by the independent members of the Board of Directors, provided that such confidentiality agreement shall not prohibit compliance with Section 4.02(f)(i).  To the extent the Company has a pre-existing confidentiality agreement with a Person that remains in effect, the term “Acceptable Confidentiality Agreement” also means such pre-existing confidentiality agreement, provided that either (i) such pre-existing confidentiality agreement does not prohibit compliance with Section 4.02(f)(i) or (ii) the Company is able to obtain an effective waiver of the provisions of such pre-existing confidentiality agreement that would otherwise prohibit the Company from complying with Section 4.02(f)(i).

“Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Zac and its Affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its subsidiaries (taken as a whole), or 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its subsidiaries pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity securities of the Company or any of its subsidiaries, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any written Takeover Proposal that if consummated would result in such Person (or its shareholders) owning, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect Zac of the surviving entity in a merger) or a majority of the assets of the Company and its subsidiaries (taken as a whole), which the independent members of the Board of Directors of the Company reasonably determine in good faith (after consultation with the Company’s outside counsel and financial advisor) would, if consummated, be more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement (taking into account all the terms and conditions of such proposal and this Agreement, including (x) the likelihood and timing of consummation of such transaction on the terms set forth therein (as compared to the terms herein), (y) all appropriate legal, financial (including the financing terms of such proposal), regulatory and other aspects of such proposal and (z) any changes to the financial and other terms of this Agreement proposed by Zac in response to such Takeover Proposal or otherwise).

Zac agrees that neither it nor any Affiliate of Zac shall, and that it shall use its reasonable best efforts to cause Zac’s and its respective Representatives not to, intentionally enter, or seek to enter, into any agreement, arrangement or understanding with a potential bidding party that materially interferes with the Company’s ability to seek and obtain a Superior Proposal from such party (including interfering with the ability of the Company to hold discussions and negotiations with such party in connection therewith);  provided,  however , that the obligations under this Section 4.02(a) shall not prevent Zac or its Affiliates from (i) exercising its rights under this Section 4.02, (ii) making any public announcement with respect to such rights not otherwise prohibited hereby, or (iii) contacting third parties with respect to obtaining additional debt or equity financing in order to consummate the transactions contemplated hereby, other than financing sources known by Zac or its Affiliates to be, or reasonably likely to be, a bidder for the Company.

(b)           During the period from the No-Shop Period Start Time to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.01, the Company will not, and will cause its subsidiaries not to, and will use its reasonable best efforts to cause the Company’s and its subsidiaries’ respective officers, directors, employees and other Representatives not to, directly or indirectly, (i) initiate or solicit or knowingly encourage (including by way of providing information), the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, a Takeover Proposal or (ii) except as permitted in Section 4.02(c), (A) engage in negotiations or discussions with, or furnish access to its properties, books and records or provide any information or data to, any Person relating to an Takeover Proposal, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, (C) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for or relating to any Takeover Proposal (other than a confidentiality agreement in connection with the actions contemplated by Section 4.02(c)), (D) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations under this Agreement or (E) publicly propose or agree to do any of the foregoing.  Subject to Section 4.02(c) and except with respect to any Takeover Proposal received prior to the No-Shop Period Start Time with respect to which the requirements of Section 4.02(c)(ii) and (iii) have been satisfied as of the No-Shop Period Start Time (any such Person so submitting such a Takeover Proposal, an “Excluded Party”), as determined, with respect to any Excluded Party, by the independent members of the Board of Directors of the Company no later than the later of (i) the No-Shop Period Start Time and (ii) the Business Day following the date on which the Company received such Excluded Party’s written Takeover Proposal (it being understood, that following the No-Shop Period Start Time until such time as the independent members of the Board of Directors of the Company determine that a Person is an Excluded Party, the Company shall not be permitted to take any action with respect to such Person that it would be prohibited from taking with respect to a non-Excluded Party pursuant to Section 4.02(c)), on the No-Shop Period Start Time the Company and its subsidiaries and their respective Representatives shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its subsidiaries or any Representatives with respect to any Takeover Proposal.  Notwithstanding anything contained in Section 4.02 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Takeover Proposal made by such party fails, in the reasonable judgment of the independent members of the Board of Directors of the Company, to satisfy the requirements of Section 4.02(c).  Within two Business Days of the No-Shop Period Start Time, the Company shall notify Zac of the number of Excluded Parties and provide Zac a written summary of the material terms and conditions of each Takeover Proposal received from any Excluded Party.

(c)           Notwithstanding anything to the contrary in Section 4.02(b), at any time prior to obtaining the Company Shareholder Approvals, in the event that (i) the Company receives an unsolicited written Takeover Proposal that the independent members of the Board of Directors of the Company believe in good faith to be bona fide following disclosure thereof to the full Board of Directors, (ii) the independent members of the Board of Directors of the Company determine in good faith, after consultation with its independent financial advisors and outside counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with outside counsel, the independent members of the Board of Directors of the Company determine in good faith that the failure to take such action would be inconsistent with the fulfillment of their fiduciary duties to the shareholders of the Company under applicable Law, then the Company and the independent members of the Board of Directors may (A) participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with the Person making the Takeover Proposal regarding such Takeover Proposal and (B) furnish information with respect to the Company and its subsidiaries to the Person making the Takeover Proposal; provided that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide or make available to Zac any non-public information concerning the Company or its subsidiaries provided to such other Person which was not previously provided to Zac.  Notwithstanding anything to the contrary contained in Section 4.02(b) or this Section 4.02(c), prior to obtaining the Company Shareholder Approvals, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

(d)           From and after the No-Shop Period Start Time, the Company will promptly (and in any event within one Business Day) notify Zac of the receipt by the Company of any Takeover Proposal, which notice shall include the material terms of and identity of the Person(s) making such Takeover Proposal.  From and after the No-Shop Period Start Time, the Company will keep Zac informed on a current basis of the status and details of any such Takeover Proposal and of any material amendments or proposed material amendments thereto and any material developments, discussions and negotiations concerning such Takeover Proposal, in each case, in any event no later than 48 hours after the occurrence of the applicable amendment, development, discussion, or negotiation.  Without limiting the foregoing, the Company shall promptly (within one Business Day) notify Zac orally and in writing if it determines to begin providing information or to engage in discussions or negotiations with a Person or group of Persons in connection with any Takeover Proposal.

(e)           The Board of Directors of the Company shall not (i) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Takeover Proposal or enter into a definitive agreement with respect to a Takeover Proposal or (ii) modify or amend (or publicly propose to modify or amend) in a manner adverse to Zac or withdraw (or publicly propose to withdraw) the Company Board Recommendation ((i) or (ii) above being referred to as a “Change in Recommendation”); provided, however, that the independent members of the Board of Directors of the Company may, at any time prior to obtaining the Company Shareholder Approvals, make a Change in Recommendation if (i) the independent members of the Board of Directors of the Company determine, in good faith (after consultation with its outside legal counsel), that the failure to take such action would be inconsistent with the fulfillment of their fiduciary duties to the shareholders of the Company under applicable Law or (ii) in response to a Superior Proposal under the circumstances contemplated in Section 4.02(f).

(f)           Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to obtaining the Company Shareholder Approvals, the Company receives a Takeover Proposal which the independent members of the Board of Directors of the Company conclude in good faith constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Zac pursuant to clause (ii) below, the Board of Directors of the Company may (x) effect a Change in Recommendation and/or (y) terminate this Agreement (in accordance with Section 7.01) to enter into a definitive agreement with respect to such Superior Proposal if the independent members of the Board of Directors of the Company determine in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the fulfillment of their fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Company Termination Fee payable pursuant to Section 5.05(b); provided, further, that the Board of Directors may not effect a Change in Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless:

(i)           the Company shall have provided prior written notice to Zac, at least three calendar days in advance (the “Notice Period”), of its intention to effect a Change in Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and

(ii)           prior to effecting such Change in Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Zac in good faith (to the extent Zac desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Zac and to comply with the requirements of this Section 4.02(f) with respect to such new written notice, except that the Notice Period shall be reduced to two calendar days.

(g)           Nothing in this Agreement shall prohibit or restrict the independent members of the Board of Directors of the Company, in circumstances not involving a Takeover Proposal, from amending, modifying or withdrawing the Board of Directors recommendation to the extent that the independent members of the Board of Directors determine in good faith (after consultation with outside legal counsel) that such action is necessary under applicable Law in order for the directors to comply with their fiduciary duties to the Company's shareholders. The Company shall give Zac written notice of any such action taken by the Board of Directors not later than the Business Day next succeeding the day on which such action is taken, setting forth in reasonable detail the action taken and the basis therefor.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01           Preparation of the Proxy Statement and Schedule 13E-3; Shareholders’ Meeting.

(a)           As soon as reasonably practicable following the date of this Agreement, the Company and Zac shall prepare and the Company shall file with the SEC the Proxy Statement.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable.  Zac shall furnish to the Company all information as may be reasonably requested by the Company in connection with the preparation, filing and distribution of the Proxy Statement.  No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Zac a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Company or Zac, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Zac which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

(b)           Concurrently with the filing of the Proxy Statement with the SEC, Zac and its Affiliates shall prepare and file with the SEC, together with the Company, the Schedule 13E-3. Zac and the Company shall use all reasonable efforts to cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff.  Each party agrees to provide the other party and its counsel with copies of any comments that such party or its counsel may receive from the staff of the SEC promptly after receipt thereof. The Company shall promptly furnish to Zac all information concerning the Company and its executive officers and directors as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company and its counsel shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with or delivering to the SEC.

(c)           The Company shall use its reasonable best efforts to, within 90 days following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approvals; provided, that such date may be extended to the extent reasonably necessary to permit the Company to file and distribute any material amendment to the Proxy Statement as is required by applicable law.  Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its shareholders adoption of this Agreement and the Merger and shall include the Company Board Recommendation in the Proxy Statement.  A Change in Recommendation permitted by Section 4.02(e), (f) or (g) will not constitute a breach by the Company of this Agreement.  Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (whether or not a Superior Proposal).  In addition, notwithstanding any Change in Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 7.01, this Agreement shall be submitted to the shareholders of the Company at the Shareholders Meeting for the purpose of adopting this Agreement.

Section 5.02           Access to Information; Confidentiality.

(a)           To the extent permitted by applicable Law, the Company shall afford to Zac, and to Zac’s Representatives, reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time to all its and its subsidiaries’ properties, books, Contracts, commitments, personnel and records, and, during such period, the Company shall furnish promptly to Zac (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its and its subsidiaries’ business, properties and personnel as Zac may reasonably request; provided that such access and inspections shall not unreasonably disrupt the operations of the Company or its subsidiaries; and provided further, that the Company shall not be required to (or to cause any of its subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in a violation of law, result in the loss of attorney-client privilege or violate confidentiality obligations owing to third parties.  Without limiting the foregoing, between the date of this Agreement and the Effective Time, the Company shall (and shall cause its Affiliates to) reasonably cooperate with Zac in connection with Zac securing the Financing contemplated by Section 3.02(d).

(b)           Except for disclosures expressly permitted by the terms of this Agreement (i) Zac shall hold, and shall cause its accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence and not make any public disclosure thereof; provided, that the foregoing shall not prevent Zac from disclosing such information (i) to the extent required by applicable Law or by a Governmental Entity, (ii) to the extent such information is or becomes generally available to the public other than by disclosure by Zac or any Affiliate or Representative Zac, (iii) as reasonably necessary in connection with Zac securing the Financing contemplated by Section 3.02(d).

Section 5.03           Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) that the conditions set forth in Article VI are satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, and approvals from Governmental Entities and non-governmental third parties and the making of all necessary registrations, notices and filings (including filings with Governmental Entities) and (iii) the obtaining of all necessary consents, approvals or waivers from third parties.  Subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, Company and Zac shall use reasonable best efforts to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order, or preliminary injunction entered by any Governmental Entity vacated or reversed.

(b)           The Company and Zac shall cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 5.03, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns.  Neither party shall file any such document or take such action if the other party has reasonably objected (and not withdrawn its objection) to the filing of such document or the taking of such action on the grounds that such filing or action would reasonably be expected to either (i) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby or (ii) cause a condition set forth in Article VI to not be satisfied in a timely manner.  Neither party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of the other party.

(c)           Each of the Company and Zac will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.  If the Company or Zac (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.  Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, decree, judgment, injunction or other Order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d)           Notwithstanding anything herein to the contrary (including Section 5.03), no party is required to, and the Company may not, without the prior written consent of Zac, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company, Zac, or any of their Affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders could reasonably be expected to have a material adverse effect on the combined business, financial condition or results of operations of Zac, the Company and their respective subsidiaries taken as a whole.  Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Zac, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.  Furthermore, without the prior written consent of the Zac (determined in its sole discretion), in no event shall the Company or Zac or any of their respective subsidiaries or Affiliates: (i) pay any consideration to, amend or enter into any agreement with, any non-governmental third party to obtain any consent to the Merger or to otherwise comply with Section 5.03(e); or (ii) agree to the imposition of limitations on the ability of Zac or any Affiliate of Zac to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the shareholders of the Surviving Corporation.

(e)           The Company and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii)if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.04           Indemnification, Exculpation and Insurance.

(a)           Zac acknowledges and agrees that the Surviving Corporation shall by operation of law assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company or any of its subsidiaries as provided in the Company’s or any of its subsidiaries’ articles of incorporation, bylaws or any indemnification Contract between such directors, officers, employees or agents and the Company or any of its subsidiaries (in each case, as in effect on the date of this Agreement), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time and that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.

(b)           In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.04 for a period of not less than six years from the Effective Time.

(c)           For six years after the Effective Time, the Surviving Corporation shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the directors’ and officers’ liability insurance policy maintained by the Company or its subsidiaries on terms with respect to such coverage and amounts comparable to the insurance maintained currently by the Company or its subsidiaries, as applicable; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries of the current policies and with carriers having an A.M. Best “key rating” of A X or better, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time, and provided, further, that the Surviving Corporation shall first use its reasonable best efforts to obtain from such carriers a so-called “tail” policy providing such coverage and being effective for the full six year period referred to above, and shall be entitled to obtain such coverage in annual policies from such carriers only if it is unable, after exerting such efforts for a reasonable period of time, to obtain such a “tail” policy; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement as set forth in Section 5.04(c) of the Company Disclosure Schedule (or, in the case of a “tail” policy obtained pursuant to the preceding proviso, shall not be required to pay an aggregate premium therefor in excess of an amount equal to six times 300% of such last annual premium) and, if the Surviving Corporation is unable to obtain the insurance required by this Section 5.04(c), it shall obtain as much comparable insurance as possible for an annual premium (or an aggregate premium, as the case may be) equal to such maximum amount.

(d)           The provisions of this Section 5.04 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.  It is expressly agreed that the indemnified parties shall be third party beneficiaries of this Section 5.04.

Section 5.05           Fees and Expenses.

(a)           Except as otherwise provided in this Section 5.05, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Zac and the Company.

(b)           In the event that

(i)           this Agreement is terminated by the Company pursuant to Section 7.01(e) or Zac pursuant to Section 7.01(f); or

(ii)            (A) a Takeover Proposal shall have been made to the shareholders of the Company generally or shall have otherwise become publicly known, disclosed or proposed or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Zac or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii) or by Zac pursuant to Section 7.01(c) and (C) within twelve (12) months after such termination, the Company enters into, or submits to the shareholders of the Company for adoption, a definitive agreement with respect to any Takeover Proposal, or consummates the transactions contemplated by any Takeover Proposal (provided that, for purposes of this Section 5.05(b)(ii), all references to 15% in the definition of Takeover Proposal shall be deemed to be 50%) which in each case, need not be the same Takeover Proposal that shall have been publicly announced or made known at or prior to termination of this Agreement; then (in the case of the occurrence of any one or more of Sections 5.05(b)(i) and 5.05(b)(ii)) the Company shall pay Zac a one-time Company Termination Fee (less any Expenses that may previously have been paid or are payable in the circumstances as provided below) by wire transfer of immediately available funds on the first Business Day following (x) in the case of a payment required by Section 5.05(b)(i), the date of termination of this Agreement, and (y) in the case of a payment required by Section 5.05(b)(ii) above, the date of the consummation of such Takeover Proposal.  For purposes of this Agreement, “Company Termination Fee”) means an amount equal to $750,000; provided, if the Company Termination Fee becomes payable by the Company in connection with a termination under Section 7.01(e) in order to enter into a definitive agreement with respect to a Takeover Proposal with an Excluded Party, then the Company Termination Fee shall be $300,000.

(c)           In the event that this Agreement is terminated by Zac, on the one hand, or the Company, on the other hand, pursuant to Section 7.01(b)(ii) (or is terminated by the Company pursuant to a different section of 7.01 at a time when this Agreement was terminable pursuant to Section 7.01(b)(ii)) or by Zac pursuant to Section 7.01(c) (or is terminated by the Company pursuant to a different section of Section 7.01 at a time when this Agreement was terminable pursuant to Section 7.01(c)), then the Company shall pay to Zac an amount equal to the sum of Zac’s Expenses (not to exceed $300,000 in the aggregate) for which Zac has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds, such payment to be made following such termination within two Business Days following delivery to the Company of notice of demand for such payment.  For purposes of this Agreement, the term “Expenses” means, with respect to a party hereto, all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of debt financing sources (including those who are parties to any financing commitments), counsel, accountants, investment bankers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the sale process, including the authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(d)           In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.01(d) or (ii) Section 7.01(b)(i); and, at the time of such termination, the conditions set forth in Section 6.01 and Section 6.02(a), (b), and (d) have been satisfied; and, in the case of termination by the Company pursuant to Section 7.01(b)(i), the conditions set forth in Section 6.01 and Section 6.02(a), (b) and (d) have been satisfied for at least three Business Days prior to such termination, then Zac shall pay to the Company a fee of $750,000 (the “Zac Termination Fee”) by wire transfer in immediately available funds no later than two Business Days after such termination by the Company. Contemporaneously with the signing of this Agreement, Firoz Lalji is entering into a Limited Guarantee in favor of the Company providing for, upon the terms and subject to the conditions set forth in the Limited Guarantee, the guarantee of the payment obligations of Zac under this Section 5.05(d) in an amount up to the Zac Termination Fee.

(e)           The Company and Zac acknowledge and agree that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Zac would not have entered into this Agreement; accordingly, if any party fails to pay when due the amount payable pursuant to this Section 5.05, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 5.05, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the terms set forth in this Section 5.05, from the date such payment was required to be made until the date of receipt by the owed party of immediately available funds in such amount at the prime rate of US Bank, N.A., in effect on the date such payment was required to be made.

(f)           Each of the parties hereto acknowledges that the agreements contained in this Section 5.05 are an integral part of the transactions contemplated by this Agreement and that neither the Company Termination Fee nor the Zac Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Zac or the Company, as the case may be, in the circumstances in which such termination fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Zac Termination Fee from Zac pursuant to this Section 5.05 shall be the sole and exclusive remedy of the Company and its subsidiaries against Zac, and any of their respective former, current or future shareholders, directors, officers, Affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of Zac or any of its former, current or future shareholders, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 5.06           Public Announcements.  Except with respect to the announcement of any Change in Recommendation (or proposed Change in Recommendation) made pursuant to, and in accordance with, the express terms of Section 4.02 of this Agreement, Zac and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 5.07           Financing.

(a)           Zac shall use its reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments (or on other terms that would not adversely impact the ability of Zac to timely consummate the transactions contemplated by this Agreement) and (ii) satisfy all conditions applicable to it in such definitive agreements and consummate the Financing no later than the Closing.  In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitment, (A) Zac shall promptly notify the Company and (B) Zac shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no less favorable to Zac, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 5.07(a) being referred to as the “Financing Agreements”).  In the event that all conditions to the Financing Commitments have been satisfied, Zac shall, subject to the satisfaction of the conditions set forth in Section 6.01 and 6.02 of this Agreement, use its reasonable best efforts to cause other Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date.  In connection with its obligations under this Section 5.07, Zac shall be permitted to amend, modify or replace the Financing Commitments with new Financing Commitments (the “New Financing Commitments”), provided that Zac shall not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments can reasonably be expected to delay the Closing beyond the Outside Date.  Zac shall keep the Company reasonably informed of the status of Zac’s efforts to arrange the Financing.

(b)           The Company shall, and shall cause each of its subsidiaries to, reasonably cooperate in connection with the arrangement of the Financing as may be reasonably requested by Zac (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries). Such cooperation by the Company and its subsidiaries shall include, at the reasonable request of Zac, (i) using its reasonable best efforts to cause to be delivered such officer’s or other certificates as are customary in financings of such type (including a certificate of the chief financial officer of the Company with respect to solvency matters) and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) agreeing to enter into such agreements as are customary in financings of such type, including definitive financing documents, lock-box, blocked account and similar agreements, and agreeing to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s or its subsidiaries’ assets pursuant to such agreements, as may be reasonably requested (and executing and delivering any documents or instruments, or agreeing to enter into agreements, in connection with the foregoing); provided, that no obligation of the Company or its subsidiaries under any such agreement, pledge, guarantee or grant contemplated by this clause (ii) shall be effective until the Effective Time, (iii) using its reasonable best efforts to cause its independent registered public accountants to deliver such comfort letters as are customary in financings of such type, (iv) providing Zac and its Financing sources as promptly as practicable (and in no event later than 30 days prior to the Outside Date) with financial and other pertinent information (including quarterly financial statements of the Company and its subsidiaries prepared in the ordinary course of business) with respect to the Company and its subsidiaries (v) making the Company’s executive officers and other relevant employees reasonably available to assist the lenders providing the Financing, and (vi) taking all corporate actions, subject to the occurrence of the Closing, to permit consummation of the Financing and the direct borrowing or incurrence of all proceeds of the Debt Financing by the Surviving Corporation immediately following the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by both Zac and the Company on or prior to the Closing Date of the following conditions:

(a)           Shareholder Approval.  The Company shall have obtained both (i) the Shareholder Approval, and (ii) the affirmative vote to adopt the Agreement of a majority of the number of shares of Company Common Stock present in person or by proxy and voting at the Shareholders’ Meeting, or any adjournment or postponement thereof, which are held by shareholders that are not set forth in Schedule 2.01(c) (the “Special Shareholder Approval” and, together with the Shareholder Approval, the “Company Shareholder Approvals”).

(b)           No Injunctions or Restraints.  There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the Merger.

Section 6.02           Conditions to Obligations of Zac.  The obligations of Zac to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Zac on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.01(a), 3.01(b), 3.01(c) and 3.01(g)) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect”, “Material Adverse Change” and words of similar import set forth therein) as of the Closing Date as though such representations and warranties had been made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.  Each of the representations and warranties of the Company set forth in Sections 3.01(a), 3.01(b), 3.01(c), and 3.01(g) shall be true and correct in all material respects as of the Closing Date as though each had been made at and as of the Closing Date (other than those of such representations and warranties that expressly relate to an earlier date, in which case such particular representations shall have been true and correct in all respects as of such earlier date).  Zac shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect dated as of the Closing Date.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement at or prior to the Closing Date.  Zac shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect dated as of the Closing Date.

(c)           Dissenter’s Rights.  The aggregate number of shares of Company Common Stock at the Effective Time, the holders of which have properly exercised dissenter’s rights under Chapter 23B.13 of the WBCA, shall not equal 10% or more of the shares of Company Common Stock outstanding as of the record date for the Company Shareholders Meeting.

(d)           Company Stock Options.  The aggregate number of shares of Company Common Stock subject to purchase upon the exercise of Company Stock Options outstanding at the Effective Time shall be less than 200,000 shares (subject to appropriate adjustment in the case of stock splits, stock dividends and the like).

Section 6.03           Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Zac set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties had been made at and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, at and as of such date or period).  The Company shall have received a certificate signed on behalf of Zac by an officer of Zac to such effect dated as of the Closing Date.

(b)           Performance of Obligations of Zac.  Zac shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Zac by the Chief Executive Officer to such effect dated as of the Closing Date.

Section 6.04           Frustration of Closing Conditions.  Neither the Company nor Zac may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approvals:

(a)           by mutual written consent of Zac and the Company;

(b)           by either Zac or the Company:

(i)             if the Merger shall not have been consummated on or before December 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(ii)            if the Shareholder Approval shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii)           if any Governmental Entity of competent jurisdiction shall have issued or entered an injunction or similar legal restraint or order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction, legal restraint or order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall have used such reasonable best efforts as may be required by Section 5.03 to prevent, oppose and remove such injunction;

(c)           by Zac if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 6.02 and (ii) is uncured or incapable of being cured by the Company prior to the earlier to occur of (A) 30 calendar days following receipt of written notice of such breach or failure to perform from Zac or (B) the Outside Date; provided, however, that Zac shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 6.03 not to be satisfied;

(d)           by the Company, if Zac shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 6.03 and (ii) is uncured or incapable of being cured by Zac prior to the earlier to occur of (A) 30 calendar days following receipt of written notice of such breach or failure to perform from the Company or (B) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if it is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement that would cause any of the conditions in Section 6.02 not to be satisfied;

(e)           prior to obtaining the Shareholder Approval, by the Company, in accordance with and subject to the terms and conditions of, Section 4.02(f); or

(f)           by Zac, in the event that (i) the Board of Directors shall have made a Change in Recommendation (or publicly proposes to make a Change in Recommendation) or (ii) the Company has failed to comply in any material respect with Section 4.02 (including the Company approving, recommending or entering into any actual or proposed acquisition agreement in violation of Section 4.02) or (iii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation.

Section 7.02           Effect of Termination.  In the event of termination of this Agreement by either the Company or Zac as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Zac or the Company or their directors, officers or shareholders, under this Agreement, other than the provisions of Section 5.05, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that, without limiting the right to receive any payment pursuant to Section 5.05, the Company agrees that, to the extent it has incurred losses or damages in connection with this Agreement, the maximum aggregate liability of Zac shall be limited to an amount equal to $1,500,000, and in no event shall the Company seek to recover any money damages in excess of such amount from Zac or any of their respective Representatives or Affiliates; and provided, further, that except as specifically provided in the first sentence of 5.05(f) of this Agreement, nothing herein shall relieve the Company from liability for willful and material breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case Zac and/or Zac shall be entitled to all rights and remedies available at Law or in equity.

Section 7.03           Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Shareholder Approval; provided, however, that after Shareholder Approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04           Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 7.05           Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Zac or the Company, action by its respective Board of Directors.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01           Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02           Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Zac, to:
Firoz Lalji
1102 15th Street SW, Suite 102
Auburn, WA  98001-6509
Facsimile:  (253) 205-3626

with a copy (which shall not constitute notice) to:

K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington  98104-1158
Facsimile:  (206) 623-7022
Attention:  Gary J. Kocher

if to the Company, to:
Special Committee of the Board of Directors
7535 N. Mockingbird Lane
Paradise Valley, AZ 85253
Facsimile:  (480) 483-2795
Attention:  William Keiper

with a copy (which shall not constitute notice) to:

Lane Powell PC
1420 Fifth Avenue, Suite 4100
Seattle, WA  98101
Facsimile:  (206) 223-7107
Attention:  Michael E. Morgan

with an additional copy (which shall not constitute notice) to:

DLA Piper US LLP
701 Fifth Avenue, Suite 7000
Seattle, WA  98104
Facsimile:  (206) 494-1792
Attention:  John Steel

Section 8.03           Definitions.  For purposes of this Agreement:

(a)           an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise,

(b)           “Benefit Plans” means all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all employment benefit, compensation, stock option, stock purchase, restricted stock, deferred compensation, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, fringe benefit, bonus, incentive, employee loan or other employee benefit, arrangements, plans, policies or programs, in each case, which are provided, maintained, contributed to or sponsored by the Company or any of its subsidiaries on behalf of current or former directors, officers, employees or consultants or for which the Company or any of its subsidiaries has any liability, contingent or otherwise.

(c)           “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Seattle, Washington are authorized by Law or executive order to be closed.

(d)           “Knowledge” of the Company or Zac means, with respect to any matter in question, the actual knowledge (after making reasonable inquiry) of such entity’s executive officers;

(e)           “Material Adverse Change” or “Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate with all other  facts, circumstances, changes, occurrences or effects, (1) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (2) that prevents or materially delays or materially impairs the ability of the Company to consummate the Merger, except for any such facts, circumstances, changes, occurrences or effects arising out of or relating to (i) the announcement or the existence of this Agreement and the transactions contemplated hereby or actions by Zac or the Company required to be taken pursuant to this Agreement (in each case, other than in respect of Section 3.01(d)), (ii) changes in general economic or political conditions or the financial markets (so long as the Company or its subsidiaries are not disproportionately affected thereby), (iii) changes in applicable laws, rules, regulations or orders of any Governmental Entity or interpretations thereof by any Governmental Entity or changes in accounting rules or principles (so long as the Company or its subsidiaries are not disproportionately affected thereby), (iv) changes affecting generally the industries in which the Company or its subsidiaries conduct business (so long as the Company or its subsidiaries are not disproportionately affected thereby); or (v) any outbreak or escalation of hostilities or war or any act of terrorism (so long as the Company or its subsidiaries are not disproportionately affected thereby);

(f)           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(g)           “Representative” means any officer, employee, counsel, investment banker, accountant, consultant and debt financing source and other authorized representative of any Person;

(h)           a “subsidiary” of any Person means another Person of which such first Person directly or indirectly owns an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests thereof);

(i)           “tax” means any federal, state, local or foreign income, gross receipts, property, sales, use license, excise, franchise employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any related interest, penalty, addition to tax or additional amount;

(j)           “taxing authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and

(k)           “Zac Material Adverse Change” or “Zac Material Adverse Effect” means any fact, circumstance, change, occurrence or effect that, individually or in the aggregate, prevents or materially impairs or delays the consummation of the Merger or the other transactions contemplated by this Agreement (other than the inability of the Zac to obtain the Financing).

Section 8.04           Interpretation.  When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of, or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the Company Disclosure Schedule.  The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.05           Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.06           Counterparts.  This Agreement may be executed in counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by all of the parties and delivered to the other parties.

Section 8.07           Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Schedules) and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  Except for (A) following the Effective Time, the rights of the Company’s shareholders to receive the Merger Consideration in accordance with Section 2.01(c) and (B) the provisions of Section 5.04 hereof, this Agreement (including the Schedules) is not intended to and do not confer upon any Person other than the parties hereto any legal or equitable rights or remedies.

Section 8.08           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction.

Section 8.09           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party, and any assignment without such consent shall be null and void; provided, however, that Zac may assign any of its rights, interest and obligations under this Agreement to any of its Affiliates without the consent of the Company, but no such assignment shall relieve the assigning party of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10           Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any of its subsidiaries were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Section 7.01 Zac shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court sitting in the State of Washington.  The parties acknowledge and agree that neither the Company nor any of its subsidiaries shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement and their sole and exclusive remedy with respect to any such breach shall be the monetary damages set forth in Section 5.05(d).  Each of the parties hereto (a) irrevocably consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Washington in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any state or federal court sitting in the State of Washington.  Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.

Section 8.11           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.12           No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.13           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be signed by its respective officers hereunto duly authorized, all as of the date first written above.

Zones Acquisition Corp.

By:	/s/ FIROZ LALJI
Name:	Firoz Lalji
Title:	President & CEO

Zones, Inc.

By:	/s/ RONALD MCFADDEN
Name:	Ronald McFadden
Title:	SVP, CFO

[Signature Page to Merger Agreement]